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CAREER EDUCATION                                                   EXHIBIT 10.22
C O R P O R A T I O N
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                                                                       Suite 790
                                                          2800 West Higgins Road
                                                       Hoffman Estates, IL 60195
                                                             Tel: (847) 781-3600
                                                             Fax: (847) 781-3610

                                    FORM OF
                             TAX SHARING AGREEMENT
                             ---------------------

This agreement is made as of _________________, by and between Career Education Corporation ("CEC"), and such other affiliates, whether presently existing or hereafter acquired, as are or shall be part of the "Group" as hereinafter defined (hereinafter referred to individually as "Subsidiary" and collectively as "Subsidiaries") for taxable years commencing on and after January 1, 1996.

                                   WITNESSETH
                                   ----------

WHEREAS, CEC, Subsidiaries, and any other corporation which together with CEC form an affiliated Group (the "Group") within the meaning of Section 1504(a) of the Internal Revenue Code (the "Code") desire to continue to file a consolidated Federal income tax return and consolidated or combined state income tax returns where allowed by law; and

WHEREAS, CEC and Subsidiaries wish to preserve the economic rights and privileges which would accrue to each from the filing of separate Federal and state income tax returns and, further, wish to set forth their agreement regarding those rights and privileges in writing.

NOW, THEREFORE, CEC and Subsidiaries hereby agree as follows:

I.   Consolidated Return

     A. It would be to the mutual advantage of the parties hereto, and could result in smaller Federal and state income tax being paid by all parties, if a consolidated Federal income tax return and consolidated or combined state income tax returns (where allowed) are filed which will include any Subsidiaries and affiliates of the parties in accordance with the terms of the Code and related Income Tax Regulations ("Regulations").

     B. CEC and Subsidiaries shall file such consents and other documents and take such action as may be necessary to continue in filing a consolidated tax return for the Group.

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     C.   CEC and Subsidiaries shall cause any corporation which hereafter becomes an affiliate of any of them and a member of the Group to join in this Agreement.

     D. CEC and Subsidiaries shall maintain, and shall cause any subsidiaries subsequently formed or acquired to maintain, concurrent fiscal years.

     E. CEC shall make all elections under the consolidated return regulations or required to be made for the consolidated group and shall approve all elections made with respect to each member of the Group.

     F. CEC and Subsidiaries agree to pay to CEC all amounts sufficient to pay for their respective allocable share of Federal and state tax liabilities as calculated in accordance with the provisions of Sections II and III, including without limitation amounts satisfying quarterly estimated tax liabilities, as well provisions of Section IV hereof.

II.  Calculation of Individual Corporate Income Tax Liability

     A. Beginning with the year ended December 31, 1996, and for each tax year thereafter, each member of the Group will calculate its Federal corporate income tax liability as if it were to file a separate Federal tax return for such period.

     B. In so computing the separate Federal income tax liability of each member of the Group:

          1. Except as otherwise provided herein, "separate company taxable income" shall be determined as if CEC and each Subsidiary were filing a separate tax return, and the term will not have the same meaning as set forth in Regulation Section 1,1502-12;

          2. Any dividends received by CEC from Subsidiaries, or by one Subsidiary from another, will be assumed to qualify for the 100% dividend received deduction of Code Section 243, or shall be eliminated from such calculation in accordance with Regulation
               Section 1. 1502-14(a)(1);

          3. Gain or loss on intercompany transactions, whether deferred or not, shall be treated by each member of the Group in the manner required by Regulation Section 1.1502-13;

          4. Limitation on the calculation of a deduction, the utilization of credits, or the calculation of the liability shall be made on a consolidated basis. Accordingly, the limitations provided in Code Sections 170(b)(2),

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               172(b)(2), 38(c), and 53(a) and similar limitations shall be applied on the consolidated basis;

          5. The amounts in each taxable income bracket in Code Section 11(b) shall be allocated in any given year to members of the Group as Parent shall elect. Such election shall be made on an annual basis and shall be binding upon all parties to this Agreement; and

          6. The amount of any excess tax credits utilized by the Group on a consolidated basis shall be allocated in any given year to the members of the Group as determined by CEC. (Excess tax credits are the total tax credits utilized on a consolidated basis that would not have been utilized on a separate company basis.)

          7. In calculating any carryback of carryover of net operating losses, adjustments shall be made to such prior or subsequent year's separate company tax liability as determined under Code
               Section 172(b)(2). For purposes of this calculation the election under Code Section 172(b)(3) shall be made on a separate company basis.

     C. For purposes of 1 above, separate company taxable income of each member of the Group shall take into account only those items of income, deduction, gain and loss recorded on the books and records of such member.

III. Liability For Tax Payments

     A. CEC will pay the Federal corporate income tax liabilities of the Group for any year in which the Group is required to file consolidated Federal and state income tax returns.

     B. If any Subsidiary would be subject to Federal corporate income tax if it filed a separate income or franchise tax returns, that Subsidiary shall pay to CEC that sum which shall result from the calculations required by paragraph II, above.

     C. If any Subsidiary would be entitled to a refund of Federal corporate income tax if it filed a separate Federal income tax return, or if currently generated losses or credits of any Subsidiary reduce the current tax liability of the consolidated group, Parent shall pay to that Subsidiary that sum which shall result from the calculation required by Paragraph II, above. In the event that a Subsidiary's separate company taxable income is a loss in any given year as calculated under paragraph II, and the consolidated group is unable to utilize the loss to reduce its current tax liability, the Subsidiary will first offset this loss against the prior three years' taxable income. If the loss is greater than the prior three years' profits, the excess will be carried

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          forward against future years' taxable income. The tax repayment from
          CEC to the Subsidiary under this paragraph will be calculated on the amount of the loss carried back to prior years, and no further tax will be payable from CEC to the Subsidiary until the losses carried forward are utilized against future years' income.

     D. If CEC is found liable to pay any state corporate tax with respect to income earned by Subsidiary or CEC, as the case may be, Subsidiary and CEC agree to pay to CEC the entire amount of such amount representing their respective state corporate tax liability.

     E. Payment to Parent by any Subsidiary must not include any deferred tax liability incurred by Subsidiary.

IV.  Method and Time of Payment

     Payments by Parent of consolidated estimated tax for the consolidated Group at the normal quarterly due dates will reimbursed by the Subsidiaries at those quarterly due dates based on estimates prepared by CEC. Each Subsidiary shall make/receive these quarterly payments/receipts of estimated tax liability/repayment on account to/from CEC based on the Subsidiary's separate company taxable income calculated under paragraph II, above, as of the close of the appropriate quarter. As soon as the Group's consolidated tax liability for the year is determined, each Subsidiary shall make/receive payment to/from Parent pursuant to paragraph III, above, less amounts already paid for estimated tax.

V.   Adjustment of Tax Liability

     In the event of any adjustment of the tax liability shown on the Federal or state income tax returns of the Group, by reason of the filing of an amended return or claim for refund, or arising out of an audit by a taxing authority, the liability of Parent and any Subsidiary hereunder shall be redetermined after fully giving effect to such adjustment as if such adjustment had been made as part of the original computation.

VI.  Earnings and Profits Adjustments

     This agreement is not intended to establish the method by which the earnings and profits of each member of the Group will be determined. CEC reserves the right to elect the method for allocating tax liability for the purposes of determining earnings and profits as set forth in Regulation Sections 1.1552-1(a) and 1.1502-33(d).

VII. Financial Statement Tax Provision

     In consolidating financial statements of CEC and its Subsidiaries, the financial reporting policy for tax provision allocations shall be based upon a separate entity concept whereby

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      each subsidiary provides income tax expense (or benefits) as if each were a separate tax return basis and the consolidated financial reporting allocation basis shall be charged or credited to CEC's separate tax provision.

VII.  Successors Assigns

      The provisions and terms of this Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, of any of the parties hereto.

VIII. New Members

      If, at any time any other company becomes a member of the Group, the parties hereto agree that such member may become a party to this Agreement by executing a duplicate copy of this Agreement. Unless otherwise specified, such named member shall have all the rights and obligations of a subsidiary under this Agreement.

IX.   Parent Designate

      At the election of the CEC, CEC can designate a Subsidiary to act on behalf of CEC in performing the duties identified in this agreement.

X.    Duration

      Unless earlier terminated by mutual agreement of the parties, this Agreement shall remain in effect with respect to any tax year for which consolidated Federal and state income tax returns are filed by the Group.

      Notwithstanding the termination of this Agreement, its provision will remain in effect with respect to any period of time during the tax year in which termination occurs, for which the income of the termination party must be included in the consolidated return. The preceding sentence shall not be construed, however, to require a Subsidiary to contribute to consolidated tax liability for any period for which it files a separate return. Allocations of consolidated tax liability shall be made hereunder only for periods covered by a consolidated Federal income tax return.

XI.   General

      All material including but not limited to, returns, supporting schedules, workpapers, correspondence and other documents relating to the consolidated return shall be made available to any party to this Agreement during regular business hours. This Agreement shall be governed by the laws of Illinois and Delaware.

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     THIS AGREEMENT contains the entire agreement of the parties and there are no agreements, representations or warranties not contained herein. This Agreement may not be modified or amended except by written instrument executed with the same formality as this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers on the dates indicated, effective as of the date first written above.


                                       Career Education Corporation


                                       By: ______________________________

                                       Its: _____________________________



                                       __________________________________


                                       By: ______________________________

                                       Its: _____________________________

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